Member News

11-40
August 5, 2011

TO: All Members

On March 1, 2011, I sent you a letter announcing that the Federal Home Loan Bank of Pittsburgh, along with the other eleven FHLBanks, had entered into a Joint Capital Enhancement Agreement intended to enhance the capital position of each FHLBank. I am pleased to advise you that the FHLBanks are now ready to implement the provisions of the Agreement, and that the Federal Housing Finance Agency (FHFA) approved the Capital Plan amendments on August 5, 2011. The amended Capital Plans, including the Pittsburgh Bank’s amended Capital Plan, will become effective on September 5, 2011. This is an important cooperative initiative, and we are pleased to participate in it.

Since 1989, the FHLBanks have paid a portion of their earnings every year to the Resolution Funding Corporation (REFCORP). Starting in 2000, each FHLBank was required to contribute 20 percent of its earnings toward these payments. On August 5, 2011, the FHFA certified that the FHLBanks have fully satisfied their REFCORP obligation. Now that the REFCORP obligation has been satisfied, each FHLBank will allocate 20 percent of net income each quarter, beginning with the third quarter in 2011, to an individual restricted retained earnings account until the balance of the account equals at least one percent of its average balance of outstanding consolidated obligations for the previous quarter, as stated in the Agreement. To give an idea of Pittsburgh’s target, at June 30, 2011, our consolidated obligations were $45.7 billion; one percent is $457 million. These restricted retained earnings will not be available to pay dividends but will remain on our balance sheet as an additional capital buffer against potential losses.

The Joint Capital Enhancement Agreement was amended August 5 to reflect differences between the original Agreement and the Capital Plan amendments. These differences include changes to the definition of an automatic termination event, additional provisions for determining whether an automatic termination event has occurred, and modifications to the provisions regarding the release of restricted retained earnings if the Agreement is terminated.

For more information about the Joint Capital Enhancement Agreement and the amendments to the Capital Plan, please refer to:

•	The Bank’s 8-K filings with the Securities and Exchange Commission on March 1, 2011, and on August 5, 2011

•	The Bank’s Capital Plan, as amended effective September 5, 2011

Additional details are included in the attached Q&A. If you have questions or comments about the Capital Plan amendments or the Agreement, please contact Craig Howie at 412-288-3406.

Sincerely,

Winthrop Watson
President and Chief Executive Officer

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This Member News contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement, the expected achievement of the target level for the new restricted retained earnings account, and the Agreement’s impact on Affordable Housing Program contributions. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” and “will,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.